Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENVERIC BIOSCIENCES, INC.

Enveric Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of the Corporation is Enveric Biosciences, Inc.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, as amended of the Corporation and declaring said amendment to be advisable.

3. Effective as of 8:00 am, New York time, on October 28, 2025 (the “Effective Time”), each twelve (12) issued and outstanding shares of the Corporation’s Common Stock, par value $0.01 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.01 per share, as constituted following the Effective Time.

4. The Certificate of Incorporation is hereby amended by adding the following paragraph G to ARTICLE IV:

“G. Reverse Stock Split.

Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.01 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each twelve (12) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.01 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

5. At an annual meeting of stockholders held on May 29, 2025, a majority of those stockholders who cast their votes duly approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware, a reverse stock split of our common stock in a range between 1-for 5 and 1-for-50 and authorized the Board of Directors to approve the exact ratio of the reverse stock split.

IN WITNESS WHEREOF, Enveric Biosciences, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 23rd day of October, 2025.

ENVERIC BIOSCIENCES, INC.

By:	/s/ Joseph Tucker
Name:	Joseph Tucker
Title:	Chief Executive Officer